Exhibit 99.2

Script: 3Q 2022 Earnings Call

November 14, 2022

Operator

Welcome to the third quarter 2022 Phoenix Motors Inc. earnings conference call. My name is Emma and I'll be your operator for today's call. As a reminder, this call is being recorded and all participants are in a listen-only mode. All questions can be directed after the call to PhoenixIR@icrinc.com.

It is now my pleasure to introduce Mark Hastings, Senior Vice President of Corporate Development and Strategy and Head of Investor Relations.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thank you, Emma, and welcome everyone to our third quarter earnings call.

I am joined on the call today by Dr. Lance Zhou, our Chief Executive Officer, and Chris Wang, our Chief Financial Officer.

By way of brief introduction to the company, Phoenix is headquartered in Anaheim, California. Our goal is to be a leader in sustainable and zero-emission medium-duty transportation, with a range of products available to our customers, including shuttle buses, delivery vans, school buses and work trucks.

We market our medium duty vehicles through our brand, Phoenix Motorcars. In addition, we also offer a full range of electric forklifts, as well as EV chargers, we offer telematics solutions for fleets, EV infrastructure solutions and vehicle maintenance and service programs.

We also are currently developing a light-duty consumer and commercial vehicle line which will offer pickup trucks, SUVs and delivery vans, that will be marketed under our EdisonFuture brand.

We are not a pre-revenue company like many others in our sector. We were founded in 2003, delivered our first trucks nearly a decade ago and our vehicles have logged nearly four million zero-emission miles on the road. As a result, we have a stable and loyal customer base, and we provide a simple one-stop-shopping solution for customers by offering vehicles, charging and telematics solutions, and complete service support.

With that I will turn the call over to Dr. Lance Zhou, our Chief Executive Officer, who will say a few words about our tremendous growth outlook and his plans for leading our company through the next phase of value creation.

Dr Lance Zhou, Chief Executive Officer, Phoenix Motorcars

Thank you, Mark, and thank you all for joining us today.

I am very excited to report that the Phoenix executive team has received the Board of Directors’ approval for our Gen 4 Development program, which Mark will review with you in detail shortly. We are well underway in the design, development and engineering functions and have already built a strong order book for our Gen 4 vehicles.

We expect our Gen 4 development to be a game changer for Phoenix. The project will demonstrate our “asset light” business model, which will allow for lower costs and shorter time to market than before. We have developed standardized design and production processes, which combined with the proven project management experience of our executive leadership team, will enable us to ramp production quickly.

We look forward to providing more detailed information regarding our strategic plans, important milestones and our progress in the coming quarters for both our Gen 4 vehicles and our Gen 5 ground-up chassis vehicles, which will follow shortly behind Gen 4.

I will now turn the call back over to Mark.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thank you, Lance.

For those of you who don’t know Lance yet, he has a long history of success in the full vehicle development arena…he has taken 3 different vehicles all the way from concept, through design, production and into sales. In addition, Dr. Lance, as we affectionately refer to him, has a particular expertise in mass production, which is one of the most important of the many attributes he brings to our company.

With that I will turn the call over to Chris Wang, our Chief Financial Officer, who will discuss our third quarter financial results; after which we will take some time to provide additional information about our products and update you on our current growth and development plans.

Chris.

Chris Wang, Chief Financial Officer

Thank you, Mark.

Turning to the quarter, for the three months ended September 30, 2022, our revenues were $409 thousand, compared to $654 thousand for the same period in 2021. This represented a decrease in revenue of approximately 26%, principally due to software-related issues and battery supply constraints that resulted in a delay in delivery of about 12 EVs from the third quarter of this year into the fourth quarter of this year and first quarter of next year.

For the first nine months of 2022, our revenues were $2.6 million, compared to $1.7 million in 2021. The increase of approximately 53% in revenues was primarily driven by an increase in the sales of forklifts.

For the third quarter of 2022, our cost of revenues was $288 thousand, compared to $603 thousand in the year-ago quarter. Cost of revenues decreased by $320 thousand, or approximately 52%, primarily driven by a change in product mix in the quarter to include more forklift sales, which have lower bill of materials and labor costs.

For the nine months ended September 30, 2022 our cost of revenues was $2.0 million, up from $1.8 million. The approximate 10% increase was primarily driven by of the inclusion of electric forklift costs which was launched in Q4 of 2021.

Our gross margin comparisons are as follows: for this analysis, Gross Profit is defined as revenues minus cost of revenues and the Gross Margin percentage is Gross Profit divided by revenues.

For the third quarter, our gross margin improved significantly to 29.6% from a negative 8.8% in the year-ago quarter, driven by a shift in product mix to higher gross margin products, particularly electric forklifts and others.

For the nine-month period ending September 30, 2022, our gross margin also improved to 21.9% from negative 9.3%, supported by the 20.1% gross margin of electric forklifts products.

Operating expenses, consisting of selling, general, administrative expenses, were $3.8 million in the most recent quarter compared with $2.1 million a year ago. The increase in operating expenses was mainly due to increases in payroll and research and development expenses.

For the first nine months of 2022, our operating expenses were $9.2 million, up from $6.2 million in 2021. The increase in operating expenses was mainly due to the increase in salaries and wages, professional service fee and insurance expenses, largely associated with becoming a public company this year.

Our other income for the first nine months of 2022 were $0.4 million, primarily due to recognition of a forgiven PPP loan and refund of employee retention credits from the IRS.

As a result of the above factors, the net loss for the third quarter of 2022 was $3.9 million, compared to a loss of $2.2 million in the prior-year period.

The net loss for the first nine months of 2022 was $8.2 million, compared to a loss of $6.4 million in the prior-year period.

We ended the third quarter with $1.3 million in cash and had total assets of $20.5 million.

With that, I will now turn the call back over to Mark, who will provide a high-level overview of our strategic plans.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thank you, Chris.

For those new to our story, to recap again what Phoenix does, in addition to offering medium-duty electric vehicles, we also provide a full offering of electric forklifts and EV chargers. In addition, we offer telematics solutions for electric vehicle fleets, EV infrastructure solutions and maintenance service programs.

Our legacy, all-electric, medium duty, commercial vehicle line is marketed under the Phoenix Motorcars brand and includes school and shuttle buses, utility and service trucks and box trucks. These are sold as complete vehicles, as well as in electrified kit form for our customers to add to their trucks.

Phoenix Motorcars’ customers are sourced from a wide range of industries, with applications such as airport parking, hotels, campuses, cities, municipalities, ports, micro-transit services and dial-a-ride applications. We serve over 50 commercial fleet customers, to whom we have deployed well over 100 shuttle buses and trucks, with a combined distance traveled of nearly 4 million miles.

Today we are manufacturing and selling our Gen 3 vehicles, but we are excited to share that we will be bringing our Gen 4 vehicles to market in 2023. We will provide even more specifics in the quarters to come, but Gen 4 will achieve of several exciting benefits and milestones:

First and foremost, Phoenix is dedicated to pursuing our asset light business model as a corporate strategy as we grow and expand in the coming years. The development of Gen 4 will see the deployment of this strategy for the first time.

Our asset light model extends both upstream and downstream in our Gen 4 development. Upstream we have worked hard to cultivate partnerships and networks of suppliers across the industry and we will leverage their expertise, experience and staffing. These relationships will enable us to bring this generation, and future generations of our vehicles, to market faster, cheaper and with higher quality than we could ever hope to do by building the entire team on our own. As an example, we are proud to have already been able to announce strategic partnerships with R&D partners and Engineering suppliers such as IAT, Aulton and Fangsheng.

Likewise, we are extending our asset light strategy downstream to the production side of the business as well. We are partnering with certain customers as well as with third-party manufacturing and assembly facilities in order to scale our production cheaper, faster and more capital-efficiently than we could ever hope to accomplish on our own. As part of this strategy, we are reconfiguring and streamlining our existing Anaheim manufacturing facility. We will use the plant as a showcase facility and training center, where our third-party manufacturing partners will send their technicians to learn our standardized processes and procedures in order to ensure maximum efficiency and quality across our entire production network.

In addition to achieving faster time-to-market and lower development costs as a result of our asset light model, we also expect to be able to achieve lower production and BOM (or bill of materials) costs compared to our Gen 3 vehicles, by utilizing standardized processes and procedures, and better use of our components and sub-assemblies.

As most of you know, two of the major hurdles that we, and other similarly positioned EV manufacturers, face is 1) security of battery supply and, 2) access to an adequate number of Ford E450 chassis to meet our production and sales pipeline. I will now discuss how we are addressing each of these two challenges in our planning.

On the battery side, we are securing supply agreements and will benefit from our recent partnership with CATL for the long-term procurement of K-Packs and related products for our Gen 4 vehicles. We are working on additional battery partnerships as well.

On the chassis side, we recognize that the medium duty EV market is heavily dependent on the supply of Ford chassis, and, as the industry continues to grow, we foresee a supply shortage and are moving quickly to plan for our Gen 5 ground-up design, which we expect to introduce in 2024.

The development of our Gen 5 vehicle line, which will follow closely on the heels of SOP (or start of production) for Gen 4 will benefit immensely from all the hard work we are putting into the development of Gen 4. All the benefits of our asset light business model, our partnerships and supply and production agreements will transfer directly to Gen 5. In addition, most of the components and sub-assemblies will be used in Gen 5 as well. For these reasons, we view Gen 4 as a BRIDGE to Gen 5. Our Gen 4 development will be profitable with high gross margins in its own right, but its true value will be unlocked as we apply the learnings and principles to our Gen 5 ground-up chassis design that will ensure not only security of battery supply but also chassis independence.

Two other positive features of our Gen 5 vehicles, in addition to battery and chassis supply security, will be even lower costs than Gen 4 and greater design flexibility to meet the needs of our customers. We expect to produce our new chassis for far less than the cost we are currently paying to acquire chassis and we will have the ability to customize our vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, increasing the company’s capacity to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

We look forward to sharing more about our Gen 4 and 5 vehicles in the coming quarters, and to telling you more about our exciting plans for our EdisonFuture vehicles. EdisonFuture will be a light-duty offering with a solar-powered component, marketed for personal and commercial use in the form of pickup trucks, SUVs and delivery vans. The EdisonFuture pickup truck and van debuted at last year’s LA Auto Show to much fanfare and broad acclaim. We expect to bring EdisonFuture to market in 2025.

Our goal is to create a vehicle lineup that will have tremendous reliability and be cost competitive, without subsidies. Our ability to be cost competitive is a key focus as we seek to meet future market demands, as the markets and EV technologies move from an emerging market phase to a steadier state market phase.

At its core, Phoenix is an engineering-focused company with patented technologies that address the market’s need for the next generation of zero-emission vehicles. We have constructed our company to be flexible and asset light. We have talked a lot about our asset light model, which is logical since it is central to everything we do.

We have an exciting road ahead, with launches of Gen 4 in 2023, Gen 5 in 2024 and EdisonFuture in 2025. But we are not developing these product lines as an academic exercise--we are building a scalable business, that endeavors to maximize our returns on your capital, while also deploying industry-leading technology. We've put together a management team that's seasoned and established in the EV sector and incentivized to overachieve, putting us in an excellent position to execute in the high-growth, zero-emission commercial and consumer vehicle sector.

If you have any questions, please direct them to PhoenixIR@icrinc.com. Thank you to everyone who joined the call today, we really appreciate your interest in our company and look forward to sharing more of the Phoenix story and our progress in the coming quarters.

Operator

This concludes our call. You may now disconnect.